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                                                                       EXHIBIT 5

                              FIFTH THIRD BANCORP

                               December 15, 2000

Fifth Third Bancorp
38 Fountain Square Plaza
Cincinnati, Ohio 45263

          Re: Issuance of up to 113,000,000 Shares of Common Stock, 7,250 Shares of Series D Perpetual Preferred Stock and 2,000 Shares of Series E Perpetual Preferred Stock of Fifth Third Bancorp Pursuant to Registration Statement on Form S-4 Filed with the Securities and Exchange Commission

Gentlemen:

         I have acted as counsel to Fifth Third Bancorp, an Ohio corporation (the "Company"), in connection with the issuance of up to 113,000,000 shares of Common Stock, 7,250 shares of Series D Perpetual Preferred Stock and 2,000 shares of Series E Perpetual Preferred Stock pursuant to the merger of Old Kent Financial Corporation with and into a wholly-owned subsidiary of the Company (the "Merger"), as set forth in the Form S-4 Registration Statement (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission.

         As counsel for the Company I have made such legal and factual examinations and inquiries as I have deemed advisable for the purpose of rendering this opinion. In addition, I have examined such documents and materials, including the Articles of Incorporation, Code of Regulations, and other corporate records of the Company, as I have deemed necessary for the purpose of this opinion.

         On the basis of the foregoing, I express the opinion that the 113,000,000 shares of Common Stock, 7,250 shares of Series D Perpetual Preferred Stock and 2,000 shares of Series E Perpetual Preferred Stock of the Company registered for issuance pursuant to the Registration Statement, or such lesser number of shares as may be actually issued by the Company in connection with the Merger and/or the acquisition, when issued as contemplated by the Registration Statement, will be validly authorized, legally issued, fully paid and nonassessable shares of capital stock of the Company.

         I hereby consent to the filing of this opinion as part of the above-referenced Registration Statement and amendments thereto and to the reference to me in the Prospectus/Proxy Statement under the caption "Legal Matters."

                                             Very truly yours,

                                             FIFTH THIRD BANCORP


                                                      /s/ Paul L. Reynolds
                                             By:      ________________________
                                                      Paul L. Reynolds, Counsel